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                                                                       Exhibit 5



                                 July 10, 1997

The Board of Trustees
Security Capital Pacific Trust
7777 Market Center Avenue
El Paso, Texas  79912

Gentlemen:

     We have acted as counsel to Security Capital Pacific Trust, a Maryland real estate investment trust (the "Company"), in connection with the registration of 30,000 shares of the Company's common shares of beneficial interest, par value $1.00 per share (the "Shares"), issuable pursuant to the Property Trust of America Share Option Plan for Outside Trustees (the "Plan"), on the Form S-8 Registration Statement filed by the Company with the Securities and Exchange Commission on the date hereof (the "Registration Statement").

     As such counsel, we have examined originals or copies certified or otherwise identified to our satisfaction of the Plan, the Company's Restated Declaration of Trust, as amended and supplemented (the "Declaration of Trust"), and Bylaws, resolutions of the Company's Board of Trustees and such other records, certificates and documents and such questions of law as we considered necessary or appropriate for purposes of this opinion. In rendering such opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

     Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold upon the exercise of options in accordance with the terms of the Plan, will be duly authorized, legally issued, fully paid and, except as described below, nonassessable.

     Our opinion relating to the nonassessability of the Shares does not pertain to the potential liability of shareholders of the Company for debts of the Company. Section 5-350 of the Maryland Courts and Judicial Proceedings Code provides that "a shareholder . . . of a real estate investment trust . . . is not personally liable for the obligations of the real estate investment trust." The Declaration of Trust provides that no shareholder shall be personally liable in connection with the Company's property or the affairs of the Company. The Declaration of Trust further provides that the Company shall indemnify and hold harmless shareholders against all claims and liabilities and related reasonable expenses to which they become subject by virtue of their status as current or former shareholders. In addition, we have been advised that the Company, as a matter of practice, inserts a clause in its business, management and other contracts that provides that shareholders shall not be personally liable thereunder. Accordingly, no personal liability should attach to the Company's shareholders for contract claims under any contract containing such a clause where adequate notice is given. However, with respect to tort claims, contract claims where shareholder liability is not so
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The Board of Trustees
July 10, 1997
Page 2


negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable for such claims and liabilities.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement.

                               Very truly yours,

                               MAYER, BROWN & PLATT


                               By:  /s/ Edward J. Schneidman
                                    ----------------------------
                                    Edward J. Schneidman